Exhibit 3.3

CERTIFICATE OF CORPORATE DOMESTICATION
OF PROKIDNEY CORP.

Pursuant to Section 388
of the General Corporation Law of the State of Delaware

ProKidney Corp., presently a Cayman Islands exempted company limited by shares (the “Company”), DOES HEREBY CERTIFY:

1. The Company was first incorporated on February 25, 2021 under the laws of the Cayman Islands.

2. The name of the Company immediately prior to the filing of this Certificate of Corporate Domestication with the Secretary of State of the State of Delaware was “ProKidney Corp.”

3. The name of the Company as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “ProKidney Corp.”

4. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Company immediately prior to the filing of this Certificate of Corporate Domestication was the Cayman Islands.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non-Delaware law, as appropriate.

6. All provisions of the plan of domestication adopted by the Company have been approved in accordance with all applicable laws of the Cayman Islands and Section 388(l) of the General Corporation Law of the State of Delaware.

7. This Certificate of Corporate Domestication shall be effective on July 1, 2025, at 10:00 a.m. Eastern Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer on this 1 day of July 2025.

PROKIDNEY CORP., a Cayman Islands exempted company limited by shares

By:	/s/ Todd C. Girolamo
	Name:	Todd C. Girolamo
	Title:	Corporate Compliance Officer; Secretary; Chief Legal Officer

[Signature Page – Certificate of Corporate Domestication of ProKidney Corp.]